Exhibit 99.1

Media Contact:	Investor Contact:
David Schull or Wendy Lau	Andreas Marathovouniotis
Russo Partners	Russo Partners
212-845-4271	212-845-4235
David.Schull@russopartnersllc.com	Andreas.Marathis@russopartnersllc.com
Wendy.Lau@russopartnersllc.com

Alfacell Receives NASDAQ Non-Compliance Notification

SOMERSET, N.J., June 26, 2008 – Alfacell Corporation (NASDAQ: ACEL) today announced that it received a non-compliance notice from The NASDAQ Stock Market (“NASDAQ”) on June 25, 2008 that states that for the last 10 consecutive trading days the market value of the company’s listed securities has been below $35 million as required for continued inclusion on the NASDAQ Capital Market by Marketplace Rule 4310(c)(3)(B).

The June 25, 2008 letter indicates that, in accordance with Marketplace Rule 4310(c)(8)(C), the company will be provided a grace period of 30 calendar days, or until July 25, 2008, to regain compliance with the minimum $35 million market value requirement. NASDAQ staff may determine that the company has regained compliance with Marketplace Rule 4310(c)(3)(B) if at any time before July 25, 2008, the market value of the company’s listed securities is $35 million or above for a minimum of 10 consecutive business days. In the event Alfacell does not regain compliance with the minimum market value rule by July 25, 2008, NASDAQ will provide the company with written notification that its common stock will be delisted from the NASDAQ Capital Market. At that time, Alfacell may appeal the delisting determination by NASDAQ’s staff to a Listing Qualification Panel.

The letter further advised the company that it had also failed to comply with the $2.5 million minimum stockholders’ equity requirement under Marketplace Rule 4310(c)(3)(A) and the requirement for a minimum net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years set forth in the Marketplace Rule 4310(c)(3)(C). For continued inclusion on the NASDAQ Capital Market, the company must comply with at least one of the above three alternative listing standards.

The company is currently considering actions that may allow it to regain compliance with the NASDAQ continued listing standards and maintain its NASDAQ listing.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. Alfacell has completed Phase III clinical trials of ONCONASE in unresectable malignant mesothelioma and, in addition to ongoing efforts to complete the related rolling New Drug Application, Alfacell is currently planning for Phase II clinical trials in other oncology indications. For more information, visit www.alfacell.com.

Safe Harbor
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainty whether the clinical trial results will allow the company to complete submission of a New Drug Application and if a New Drug Application submission is completed, uncertainty whether FDA will file or approve such application, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials or differences of opinion in interpreting the results of clinical trials, the company’s ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, the company’s ability to timely regain its compliance with NASDAQ continued listing standards and maintain such compliance, and other risks discussed in the company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.